SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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☐ Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

ACCLAIM ENTERTAINMENT, INC.

(Name of Registrant As Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement)

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2002

NOTICE OF ANNUAL

STOCKHOLDERS MEETING

AND

PROXY STATEMENT

PLEASE COMPLETE, SIGN, DATE AND
RETURN YOUR PROXY CARD PROMPTLY

December 16, 2002

Dear Fellow Stockholders:

You are cordially invited to join us at our 2002 Annual Meeting of Stockholders that will be held at The Wyndham Wind Watch Hotel in Hauppauge, New York on January 14, 2003 at 3:00 p.m. At this meeting our stockholders will be asked to elect seven Directors and ratify the appointment of KPMG LLP as our auditors for the next year. After the meeting, we will report on our performance in the last year and answer your questions. Enclosed with this Proxy Statement are your voting instructions and our 2002 Annual Report on Form 10-K.

We know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you attend, your vote is important. In lieu of attending the Annual Meeting, you may vote your shares on the enclosed proxy card. Voting materials, which include the Proxy Statement, Proxy Card and our 2002 Annual Report on Form 10-K, are being mailed to our stockholders on or about December 20, 2002.

I look forward to seeing you at the meeting.

Sincerely,

Gregory Fischbach
Co-Chairman and Chief Executive Officer

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

DATE:	January 14, 2003

TIME:	3:00 P.M.

PLACE:	The Wyndham Wind Watch Hotel 1717 Motor Parkway Hauppauge, NY 11788

MATTERS TO BE VOTED UPON:

1.  Election of seven Directors to hold office for a one-year term;

2.  Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2003; and

3.  Any other matters that may properly come before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES AND FOR EACH PROPOSAL.

Stockholders of record as the close of business on December 3, 2002 are entitled to notice of the meeting and to attend and vote at the meeting. A complete list of these stockholders will be available at our corporate headquarters for a period of ten days prior to the meeting. Our corporate headquarters are located at One Acclaim Plaza, Glen Cove, New York 11542.

By Order of the Board of Directors,

James R. Scoroposki
Secretary

PROXY STATEMENT

Our Board of Directors is soliciting proxies for our 2002 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set December 3, 2002 as the record date for the meeting. Stockholders who owned the Company’s common stock on that date are entitled to notice of the meeting, and to attend and vote at the meeting, with each share entitled to one vote. There were 92,470,506 shares of the Company’s common stock outstanding on the record date.

Officers, directors and regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to our stockholders in connection with this solicitation. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to our Secretary, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by proxies solicited by our Board of will be voted in accordance with the directions given therein.

In this Proxy Statement:

•	“Acclaim”, “we”, and “Company” mean Acclaim Entertainment, Inc.

•	Holding shares in “street name” means your Company shares are held in an account at a bank, brokerage firm or other nominee.

COMMONLY ASKED QUESTIONS and ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy Card?

A:
This Proxy Statement describes proposals upon which you, as a stockholder, will vote. It also gives you information on these proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy Card?

A:
The Proxy Card enables you to appoint any of Gregory E. Fischbach, James R. Scoroposki and Gerard F. Agoglia as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing any of Mr. Fischbach, Mr. Scoroposki and Mr. Agoglia to vote your shares at the meeting as you have instructed them on the proxy card. This way your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

Q:	Who can vote at the Annual Meeting?

A:
Stockholders who owned Acclaim’s common stock on December 3, 2002 may attend and vote at the Annual Meeting. Each share of common stock is entitled to one vote. There were 92,470,506 shares of the Company’s Common stock outstanding on December 3, 2002.

Q:	What am I voting on?

A:	We are asking you to:

•	elect seven Directors; and

•	ratify the appointment of our auditors for fiscal year 2003.

Q:	How do I vote?

A:	You may vote by mail

Complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.
If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of seven Directors; and

•	for the ratification of the appointment of our auditors for fiscal year 2003.

You may vote in person at the meeting.

If you attend the Annual Meeting, you may complete the ballot we will pass out to any stockholder who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at our transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•
Sending a signed statement to the Company that the proxy is revoked. (You may send such a statement to the Company’s Secretary at its corporate headquarters, at the address listed on the Notice of Meeting), or

•	Signing another proxy with a later date, or

•	Voting at the Annual Meeting.

Your proxy will not be revoked if you attend the meeting but do not vote.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are registered in your name, they will not be voted unless you submit your proxy card, or vote in person at the meeting. If your shares are held in street name, your bank, brokerage firm or other nominee, under certain circumstances, may vote your shares.

Brokerage firms, banks and other nominees may vote customers’ unvoted shares on “routine” matters. Generally, a broker may not vote a customer’s unvoted shares on non-routine matters without instructions from the customer and must instead submit a “broker non-vote.” A broker non-vote is counted toward the shares needed for a quorum, but it not counted in determining whether a matter has been approved. Acclaim believes that all of the proposals to be voted on at the Annual Meeting, described later under “Proposals To Be Voted On,” are routine matters. However, we encourage you to provide instructions to your broker or bank by submitting your proxy, in order to ensure your shares will be voted at the meeting.

Q:	Who will count the votes?

A:
Employees of Computershare Investor Services will tabulate the votes. Additionally, stockholders vote at the meeting by casting ballots (in person or by proxy), which are tabulated by a person who is appointed by our Board before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office.

Q:	How many shares must be present to hold the meeting?

A:
To hold the meeting and conduct business, a majority of Acclaim’s outstanding voting shares as of December 3, 2002 must be present at the meeting. On this date, a total of 92,470,506 shares of common stock were outstanding and entitled to vote. Shares representing a majority, or 46,235,254 votes must be present. This is called a quorum.

Votes are counted as present at the meeting if the stockholder either:

•	Is present and votes in person at the meeting, or

•	Has properly submitted a proxy card.

Q:	How many votes must the nominees have to be elected as Directors?

A:	The seven nominees receiving the highest number of “For” votes will be elected as Directors. This number is called a plurality.

Q:	What happens if one or more of the nominees is unable to stand for re-election?

A:
The Board may reduce the number of Directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Gregory E. Fischbach, James R. Scoroposki and/or Gerard F. Agoglia can vote your shares for a substitute nominee. They cannot vote for more than seven nominees.

Q:	How are votes counted?

A:	You may vote either “For” each nominee or withhold your vote. You may vote “For”, or “Against” or “Abstain” on the proposal for ratification of the independent auditors.

If you abstain from voting on the auditors, your vote will be counted for the purposes of a quorum, but will not be counted as a vote for or against this proposal.

If you sign and return your proxy without voting instructions, your shares will be counted as a “For” vote in favor of each nominee and in favor of each proposal.

Q:	Where do I find the voting results of the meeting?

A:
We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2003. We will file that report with the Securities and Exchange Commission, and, once filed, you can get a copy by contacting our Investor Relations Department at (516) 656-5000 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at www.acclaim.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

PROPOSALS TO BE VOTED ON

1.  Election of Directors

Nominees for re-election this year are:

•	Gregory E. Fischbach

•	James R. Scoroposki

•	Kenneth L. Coleman

•	Bernard J. Fischbach

•	Robert H. Groman

•	James Scibelli

•	Michael Tannen

THE BOARD RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

Each of the nominees are presently a Director of the Company and have consented to serve a one-year term.

2.  Ratification of the Appointment of KPMG LLP, Independent Auditors

KPMG LLP has audited the financial statement of Acclaim and its consolidated subsidiaries since fiscal year 1996. The Board has appointed them for fiscal year 2003.

Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board. Representatives of KPMG LLP will attend the meeting in order to respond to appropriate questions from stockholders, and may make a statement if they desire to do so.

Ratification of the appointment of KPMG LLP as our auditors is not required by our bylaws or otherwise. The Board has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board will review their future selection of auditors. Even if the appointment is ratified, the Audit Committee and the Board may, in their discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of our Company and the stockholders.

THE BOARD RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP.

3.  Other Business

The Board knows of no other business for consideration at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 10, 2002 (except as otherwise indicated) with respect to the number of shares of common stock beneficially owned by each person who is known to the Company to be a beneficial owner of more than 5% of the common stock, the number of shares of common stock beneficially owned by each director and nominee for director of the Company, each Named Executive Officer of the Company, and all current executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Common Stock Outstanding
Directors and Executive Officers:

Gregory E. Fischbach	9,159,735	(2)	9.7%
One Acclaim Plaza
Glen Cove, NY 11542

James R. Scoroposki	9,321,227	(3)	9.9%
One Acclaim Plaza
Glen Cove, NY 11542

Rodney Cousens	1,128,001	(4)	1.2%
112-120 Brompton Road
London, England SW3 1JJ

Edmond Sanctis	215,001	(5)	*
One Acclaim Plaza
Glen Cove, NY 11542

Gerard F. Agoglia	201,753	(6)	*
135 Meadowview Drive
Trumbull, CT 06611

John Ma	347,667	(7)	*
23 Beaupre Court
Huntington, NY 11743

Kenneth L. Coleman	85,000	(8)	*
2011 North Shoreline Blvd.
Mountain View, CA 94043

Bernard J. Fischbach	675,026	(9)	*
1875 Century Park East, Suite 850
Los Angeles, CA 90067

Robert Groman	245,000	(10)	*
196 Peachtree Lane
Roslyn Heights, NY 11577

James Scibelli	151,250	(11)	*
One Hollow Lane, Suite 208
Lake Success, NY 11042

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Common Stock Outstanding

Michael Tannen	129,000	(12)	*
90 Riverside Drive, Apt. 5B
New York, NY 10024

All current executive officers and directors as a group (11 persons)	21,273,556	(13)	21.4%

5% Stockholders:

Capital Group International, Inc.	4,953,200	(14)	5.4%
11100 Santa Monica Blvd.
Los Angeles, CA 90025

*Less	than 1% of class.

(1)	Includes shares issuable upon the exercise of warrants and options which are exercisable within the next 60 days.
(2)
Includes 2,050,000 shares issuable upon the exercise of warrants and options, 72,552 shares held as co-trustee of trusts for the benefit of Mr. Scoroposki’s children and 156,276 shares held by Mr. G. Fischbach in trust for the benefit of his children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(3)
Includes 2,050,000 shares issuable upon the exercise of warrants and options, 156,276 shares held as co-trustee of trusts for the benefit of Mr. G. Fischbach’s children and 72,552 shares held by Mr. Scoroposki in trust for the benefit of his children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(4)	Includes 992,500 shares issuable upon the exercise of options.
(5)	Includes 200,001 shares issuable upon the exercise of options
(6)	Includes 186,333 shares issuable upon the exercise of options
(7)	Includes 346,667 shares issuable upon the exercise of options.
(8)	Includes 75,000 shares issuable upon the exercise of options.
(9)
Represents 518,750 shares issuable upon the exercise of options and 156,276 shares held as co-trustee of trusts for the benefit of Mr. G. Fischbach’s children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(10)	Represents shares issuable upon the exercise of options.
(11)	Represents shares issuable upon the exercise of warrants and options.
(12)	Includes 125,000 shares issuable upon the exercise of options.
(13)
Includes 6,940,501 shares issuable upon the exercise of warrants and options. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(14)
Information in respect of the beneficial ownership of Capital Group International has been derived from its schedule 13G, dated February 11, 2002, filed on its behalf with the Securities and Exchange Commission. Based on a schedule 13G, filed jointly by Capital Group International, Inc. and Capital Guardian Trust Company, Capital Group International maintains sole voting power over 3,771,900 shares of our common stock and sole dispositive power over 4,953,200 shares of our common stock. Capital Group International, Inc. is the parent holding company of a group of investment companies that hold investment power and, in some cases, voting power over securities held by it. Capital Guardian Trust Company, a bank as defined in Section 3(a)6 of the Exchange Act of 1934, is deemed to be the beneficial owner of the 4,953,200 shares of our common stock.

ELECTION OF DIRECTORS

Seven directors will be elected at the meeting to serve for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the votes of shares of our common stock present in person or represented by proxy at the meeting. At this time, the Board knows of no reason why any nominee would be unable to serve. There is no arrangement or understanding between any director and any other person pursuant to which such person was or is to be selected as a director, except that, pursuant to the employment agreements entered into with each of Messrs. G. Fischbach and Scoroposki, the Company is obligated to use its best efforts to ensure that each of them continue to be elected as a Director and, pursuant to Mr. Cousens’ employment agreement, Acclaim Entertainment Limited (“AEL”), a wholly-owned subsidiary of Acclaim, has agreed that, if the Company shall appoint a new outside director to the Board, AEL shall nominate Mr. Cousens to the Board, subject to approval of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE SEVEN NOMINEES NAMED BELOW TO THE BOARD OF DIRECTORS.

Name of Nominee	Principal Occupation	Age	Year Became a Director
Gregory E. Fischbach	Co-Chairman of the Board and Chief Executive Officer of the Company	60	1987

James R. Scoroposki	Co-Chairman of the Board, Senior Executive Vice President, Secretary and Treasurer	54	1987

Kenneth L. Coleman	Retired Senior Vice President, Silicon Graphics, Inc.	60	1997

Bernard J. Fischbach	Attorney	57	1987

Robert H. Groman	Attorney	60	1989

James Scibelli	President, Roberts & Green, Inc.	52	1993

Michael Tannen	Chief Executive Officer and President, Tannen Media Ventures, Inc.	62	1989

BOARD OF DIRECTORS

BIOGRAPHIES

Gregory E. Fischbach, a founder of our Company, has been our Chief Executive Officer since our formation, a member of our Board of Directors since 1987 and Co-Chairman of our Board of Directors since March 1989. Mr. Fischbach was also our President from our formation through January 1990 and then again acted as our President from October 1996 through December 2001.

James R. Scoroposki, a founder of our Company, has been or Senior Executive Vice President since December 1993, a member of our Board of Directors since 1987, Co-Chairman of our Board of Directors since March 1989 and our Secretary and Treasurer since our formation. Mr. Scoroposki was also our Chief Financial Officer from April 1988 to May 1990, Executive Vice President from our formation to November 1993 and acting Chief Financial and Accounting Officer from November 1997 to August 1999. Since December 1979, he has also been the President and sole shareholder of Jaymar Marketing Inc., a sales representative organization. See “Certain Relationships and Related Transactions.”

Kenneth L. Coleman has been a member of our Board of Directors since July 1997. Until his retirement in June 2001, Mr. Coleman was Executive Vice President of Global Sales, Service and Marketing for Silicon Graphics, Inc. in Mountain View, California. For more than the preceding five years, Mr. Coleman had held several positions at Silicon Graphics, Inc. Since January 1998, Mr. Coleman has been a director of MIPS Technologies, Inc., a public company and a licensor of microprocessor architecture, in Mountain View, California. Since October 2001, Mr. Coleman has been a director of United Online, a public company and an Internet service provider in Westlake, California.

Bernard J. Fischbach has been a member of our Board of Directors since 1987 and has, for more than the preceding five years, been a partner in the law firm of Fischbach, Perlstein & Lieberman LLP (and its predecessor firms) in Los Angeles, California.

Robert H. Groman has been a member of our Board of Directors since 1989 and has, for more than the preceding five years, been a partner in the law firm of Groman, Ross & Tisman, P.C. (and its predecessor firms) in Long Island, New York. See “Certain Relationships and Related Transactions.”

James Scibelli has been a member of our Board of Directors since 1993 and has, since March 1986, served as president of Roberts & Green, Inc., a New York financial consulting firm offering a variety of financial and investment consulting services. Mr. Scibelli is also a member of RG Securities LLC, a licensed broker-dealer in New York. See “Certain Relationships and Related Transactions.”

Michael Tannen has been a member of out Board of Directors since 1989 and has, for more than the preceding five years been the Managing Partner of Tannen Media Investment Fund LLC, an investment company specializing in early stage investments in media, entertainment and telecommunications companies. Acting on his own and through Tannen Media Ventures, Inc., a media investment company, he has been a business advisor, consultant and producer representing various media companies.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of four non-employee Directors, Messrs. Scibelli (chair), Coleman, Groman and Tannen. Each Director is independent under the applicable Nasdaq rules, with the exception of Mr. Scibelli (who received compensation from the Company in connection with his investment banking services in several financing transactions during our 2001 fiscal year, but who pursuant to Nasdaq rules was authorized by the Board of Directors to serve on the Audit Committee given his extensive knowledge of the Company’s operations and industry and extensive background in finance). See “Certain Relationships and Related Transactions.” The Audit Committee functions pursuant to a written charter which was adopted by the Board of Directors during our 2000 fiscal year, and which was amended by the Audit Committee and adopted by the Board of Directors in November of 2002. The amendment to the Audit Committee charter is included with this Proxy Statement at Addendum I. The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things:

•	recommending to the Board of Directors the engagement or discharge of our independent public accountants, including pre-approving all audit and non-audit related services;

•	approving the scope of the financial audit;

•	requiring the rotation of the lead audit partner;

•	consulting regarding the completeness of our financial statements;

•	reviewing changes in accounting principles;

•	reviewing the audit plan and results of the auditing engagement with out independent auditors and with the officers of Acclaim;

•	reviewing with the officers of Acclaim, the scope and nature and adequacy of Acclaim’s internal accounting and other internal controls and procedures;

•	reviewing the adequacy of the Audit Committee Charter at least annually;

•	meeting with our Internal Auditor on a regular basis;

•	establishing and maintaining procedures regarding complaints related to accounting, internal accounting controls or auditing matters from Acclaim personnel;

•	performing an internal evaluation of the Audit Committee on an annual basis; and

•	reporting, in writing, to the Board of Directors on the Audit Committee’s activities, conclusions and recommendations.

During our 2002 fiscal year, the Audit Committee met on four occasions and acted by written consent on three occasions.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of three non-employee Directors, Messrs. Coleman (chair), Tannen and Scibelli. The Compensation Committee functions pursuant to a written charter which was adopted by the Board of Directors in November of 2002. The Compensation Committee charter is included with this Proxy Statement at Addendum II. The Compensation Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things, reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, determining compensation packages for our Chief Executive Officer and our Senior Executive Vice President, establishing salaries, bonuses and other compensation for our executive officers and administering our Company’s 1998 Stock Incentive Plan, 1988 Stock Option Plan, 1998 Employee Stock Purchase Plan, and 1995 Restricted Stock Plan, evaluating the performance of the Compensation Committee at least annually, and recommending to the Board changes to the plans, as necessary. During our 2002 fiscal year, the Compensation Committee met on four occasions and acted by written consent on 14 occasions.

The Executive Committee of the Board of Directors (the “Executive Committee”), is comprised of one employee Director and two non-employee Directors, Messrs. Scoroposki (chair), Coleman and Scibelli. The Executive Committee has such powers as may be assigned to it by the Board from time to time. It is currently charged with, among other things, recommending to the Board the criteria for candidates to the Board of Directors, the size of the Board of Directors, the number of committees of the Board of Directors and their sizes and functions, and the nomination and selection of candidates for positions as Board and committee members and the rotation of committee members. In addition, the Executive Committee is responsible for establishing and implementing an evaluation process for the Chief Executive Officer and the Board of Directors and periodically assessing the overall composition of the Board of Directors to ensure an effective membership mix and, when appropriate, recommending to the Board of Directors a chief executive officer succession plan and succession process. The Executive Committee did not meet during fiscal 2002.

Acclaim will consider for election to its Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) directorships currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

During fiscal 2002, the Board of Directors met on seven occasions and acted by written consent on six occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which such director is a member.

Messrs. Gregory E. Fischbach and Bernard J. Fischbach are brothers. There is no family relationship among any of our other directors or executive officers.

DIRECTORS’ COMPENSATION

Messrs. G. Fischbach and Scoroposki are not paid additional compensation for their services as Directors. Non-employee Directors receive (i) a $16,000 annual fee, (ii) reimbursement of their expenses for attending meetings of the Board of Directors and its committees and (iii) receive an automatic annual grant of options to purchase 18,750 shares of common stock under our 1998 Stock Incentive Plan. In addition, non-employee directors receive a per diem in the amount of $1,000 for each of the following (a) attendance (in person or by phone) at regularly scheduled board and committee meetings, (b) chairing a committee meeting, and (c) attendance (and/or chairing, as applicable) in person of special board or special committee meeting and the attendance by telephone at such special meetings, if such meetings last one hour or more. Also, members of the Executive Committee who are non-employee directors and who conduct certain services in connection with leading the search for board and/or officer candidates are entitled to receive $1,000 for each full day (or significant portion thereof) such services are rendered to Acclaim. In addition, options may be granted under our 1998 Stock Incentive Plan to non-employee directors who render services to Acclaim and who are not also members of the Compensation Committee or the Audit Committee, however, we did not issue such options during our 2002 fiscal year, nor do we have any present intention to do so in the future.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth certain information concerning our named executive officers (other than Messrs. Fischbach and Scoroposki):

Rodney Cousens, 51, became an executive officer of Acclaim in August 1998. Mr. Cousens has been President and Chief Operating Officer—International of Acclaim Europe, a division of the Company, since October 1996. From June 1994 to October 1996, Mr. Cousens was President of Acclaim Europe, and from March 1991 to June 1994, he was Vice President of Acclaim Europe.

Gerard F. Agoglia, 52, became an executive officer of Acclaim in August 2000, when he joined Acclaim as Executive Vice President and Chief Financial Officer. Formerly, Mr. Agoglia was Senior Vice President, Chief Financial Officer of Lantis Eyewear Corporation, responsible for strategic initiatives including several successful acquisitions. Prior to such time, Mr. Agoglia served as Corporate Controller of Calvin Klein, Inc. Mr. Agoglia has over 20 years of corporate financial management experience in the apparel and accessories industries. Mr. Agoglia is a Certified Public Accountant and has a Masters of Business Administration degree.

John Ma, 48, became an executive officer of Acclaim in October 2000. Mr. Ma has been with Acclaim since 1991 serving as Senior Vice President of Worldwide Operations and is currently Executive Vice President of Strategic Development. Prior to joining Acclaim, Mr. Ma held similar positions with Activision, Inc.

Edmond Sanctis, age 40, has been Acclaim’s President and Chief Operating Officer of North America since December of 2001. Formerly, Mr. Sanctis was an executive at NBC, holding various management positions from 1993 through 2000. Mr. Sanctis was appointed President and Chief Operating Officer of NBCi in November 1999. Previously he held positions in several operating divisions of NBC, including Cable and Business Development, and NBC Entertainment. Prior to NBC, Mr. Sanctis worked at Sony USA in marketing and communications. Mr. Sanctis received his MBA from Columbia Business School in 1993.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Acclaim’s Directors and executives officers, and persons who own more than ten percent (10%) of a registered class of Acclaim’s equity securities, to file reports of ownership and changes in ownership of our common stock and other equity securities of Acclaim. We have adopted procedures to assist our Directors and executive officers in complying with these requirements, which procedures include assisting Directors and executive officers in preparing forms for filing.

To Acclaim’s knowledge, based solely upon a review to such reports furnished to us and written representations that no other reports were required, we believe that during our fiscal year ended August 31, 2002, all Section 16(a) filing requirements applicable to our Directors and executive officers were completed in a timely manner.

SUMMARY COMPENSATION TABLE

EXECUTIVE COMPENSATION

The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our four most highly paid executive officers, other than our Chief Executive Officer, who in each case were serving as executive officers during and at the end of the last completed fiscal year ended August 31, 2002 (together, the “Named Executive Officers”), in each case for services rendered in all capacities to Acclaim and its subsidiaries for each of Acclaim’s last three fiscal years:

Name and Principal Position	Year	Salary		Bonus		No. of Securities Underlying Options	All Other Compensation*
Gregory E. Fischbach	2002	$775,000		$—		200,000	$56,247
Co-Chairman, Chief Executive	2001	775,000		497,633		—	54,804
Officer and President	2000	775,000		—		100,000	51,758

James R. Scoroposki	2002	500,000		—		200,000	35,272
Co-Chairman, Senior Executive	2001	500,000		421,074		—	34,332
Vice President, Secretary	2000	500,000		—		100,000	12,256
and Treasurer

Rodney Cousens	2002	674,064	(1)	492,770	(3)	175,000	154,027	(2)
President and Chief Operating	2001	643,210	(1)	215,550		300,000	146,075	(2)
Officer—International of Acclaim Europe	2000	628,400	(1)	—		50,000	144,825	(2)

Edmond Sanctis(4)	2002	337,179		100,000		600,000	—
President and Chief Operating
Officer—Acclaim North America

Gerard F. Agoglia(5)	2002	371,000		120,000		135,000	12,000
Executive Vice President and	2001	350,000		87,500		100,000	12,000
Chief Financial Officer	2000	—	(5)	137,500	(5)	250,000	—

*	Includes dollar values of insurance premiums paid by Acclaim during the fiscal year with respect to term life insurance for the benefit of the Named Executive Officers.
(1)
Of such amount, $217,443 in fiscal 2002, $207,490 in fiscal 2001 and $176,302 in fiscal 2000 represents a contribution by Acclaim to the Acclaim Entertainment Employee Benefits Trust (the “Trust”), which was established for the benefit of the employees at AEL. The Trust is directed by a trustee who has the sole discretion to deliver all payments made into the Trust to one or more employees of AEL. Acclaim may request, but does not have the power to direct the Trust to deliver payments to any particular employee. Acclaim has delivered a letter to the trustee requesting that payment of the indicated amount be made to Mr. Cousens. The trustee may choose the method of payment and may not necessarily comply with Acclaim’s request. No individual employee of AEL has any entitlement to amounts held by the Trust until the trustee designates a payment to an individual employee. At this time, no such payments have been designated by the trustee to any employee of AEL.

(2)	Of such amount, $99,543 in fiscal 2002, $94,987 in fiscal 2001 and $109,260 in fiscal 2000 represent contributions made by Acclaim on behalf of Mr. Cousens under a statutory U.K. pension plan.
(3)	Such amount has been accrued for and will be paid to the Trust. See footnote 1 above.
(4)
The named executive officer was appointed an executive officer of Acclaim in December 2001 when he joined us as President and Chief Operating Officer of Acclaim North America. Mr. Sanctis’ annual salary is $500,000, of which $337,179 was earned during fiscal 2002. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(5)
The named executive officer was appointed an executive officer of Acclaim in August 2000 when he joined us as Executive Vice President and Chief Financial Officer. During fiscal 2000, Mr. Agoglia’s compensation consisted of $50,000 representing a signing bonus, and $87,500 representing one-half of his guaranteed bonus. No salary was earned by or paid to Mr. Agoglia in fiscal 2000 as he commenced employment with us on August 30, 2000. See “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

No other annual compensation, other compensation, stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations promulgated by the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of Acclaim’s last three fiscal years.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to grants of options to purchase shares of common stock pursuant to the 1998 Plan to our Named Executive Officers during fiscal year 2002:

	Individual Grants Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5)
						5%	10%
Gregory E. Fischbach	200,000	(1)	3.72%	$4.32	04/06/12	$123,721	$862,136
James R. Scoroposki	200,000	(1)	3.72%	4.32	04/06/12	123,721	862,136
Rodney Cousens	175,000	(2)	3.26%	4.34	03/03/12	104,755	750,869
Edmond Sanctis	200,000	(3)	3.72%	5.38	12/26/11	—	650,136
	400,000	(3)	7.44%	4.29	01/15/12	259,442	1,736,271
Gerard F. Agoglia	135,000	(4)	2.51%	4.34	03/03/12	80,812	579,241
John Ma	135,000	(4)	2.51%	4.34	03/03/12	80,812	579,241

(1)	An option to purchase 200,000 shares of common stock was granted to Messrs. Fischbach and Scoroposki under the 1998 Plan in April 2002.
(2)
Options to purchase 175,000 shares of common stock were granted to Mr. Cousens under the 1998 Plan in March 2002. Such options will become exercisable in one-third installments on each of March 6, 2003, March 6, 2004 and March 6, 2005.

(3)
Options to purchase 600,000 shares of our common stock were granted to Mr. Sanctis in accordance with the terms of his employment agreement with us. Of the options to purchase 600,000 shares of our common stock, options to purchase 200,000 shares were granted in December 2001 and vest over a three-year period commencing on the one-year anniversary of Mr. Sanctis’ employment with us and options to purchase 400,000 shares were granted in January 2002 and vest in equal annual installments on each of December 28, 2002, December 28, 2003 and December 28, 2004.

(4)
An option to purchase 135,000 shares of common stock was granted to each of Messrs. Agoglia and Ma under the 1998 Plan in March 2002. Such options become exercisable in three annual installments commencing on the first anniversary of the date of grant

(5)
These figures were calculated assuming the price of the common stock increased from $2.75 per share (the closing sale price of a share of our common stock on August 31, 2001) at compound rates of 5% and 10% per year for ten years.

The purpose of including this information is to indicate the potential realizable value at the assumed annual rates of stock price appreciation for the ten-year option term for all of the Acclaim’s stockholders.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to each exercise of stock options during fiscal 2002 by our named executive officers and the value as of August 31, 2002 of unexercised stock options held by our named executive officers:

Name	Number Shares Acquired on Exercise	Value Realized	No. of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End *
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory E. Fischbach	—	$—	766,666	233,334	$—	$—
James R. Scoroposki	—	—	766,666	233,334	—	—
Rodney Cousens	—	—	992,500	375,000	—	—
Edmond Sanctis	—	—	—	600,000	—	—
Gerard F. Agoglia	13,667	54,395	186,333	285,000	119,838	—
John Ma	145,000	361,225	280,000	335,000	45,333	—

*Fair	market value of securities underlying the options at fiscal year end minus the exercise price of the options.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND  CHANGE-IN-CONTROL ARRANGEMENTS

Acclaim has employment agreements with each of Gregory E. Fischbach and James R. Scoroposki, providing for Mr. G. Fischbach’s employment as President and Chief Executive Officer and for Mr. Scoroposki’s employment as Senior Executive Vice President, Secretary and Treasurer, for terms expiring in August 2003.

The agreements with Messrs. G. Fischbach and Scoroposki provide for annual base salaries of $775,000 and $500,000, respectively, for the term of the agreements. In addition, each of the agreements provides for annual bonus payments to Mr. G. Fischbach in an amount equal to 3.25%, and to Mr. Scoroposki in an amount equal to 2.75%, of the Company’s net pre-tax profits for each fiscal year. The agreement with Mr. Scoroposki specifically allows him to devote that amount of his business time to the business of a sales representative organization controlled by him as does not interfere with the services to be rendered by him to Acclaim. The sales representative organization under his control has officers and employees who oversee its operations. Mr. Scoroposki attends board meetings of such organization but has no active involvement in its day-to-day operations. See “Certain Relationships and Related Transactions.” Under the agreements, Acclaim provides each of Messrs. Fischbach and Scoroposki with $2 million term life insurance and disability insurance.

If the employment agreement of either of Messrs. G. Fischbach or Scoroposki is terminated within one year after the occurrence of a change in control of the Company (other than a termination for cause) or if either of Messrs. G. Fischbach or Scoroposki terminates his employment agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years’ base salary and (ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment.

Each of the agreements with Messrs. G. Fischbach and Scoroposki provides that, in the event of a change in control of the Company and a change in the circumstances of his employment, all options previously granted to each of them shall vest and become immediately exercisable and Acclaim has agreed to indemnify each of them against any excise taxes imposed on such executive by section 4999(a) of the Internal Revenue Code of 1986, as amended, including all applicable taxes on such indemnification payment).

In addition, at the end of their respective terms, if the agreements with each of Messrs. G. Fischbach and Scoroposki are not renewed on substantially similar terms, the executive would be entitled to receive severance benefits in an amount equal to the total cash compensation paid to him during the 12-month period immediately preceding such termination of his employment.

AEL has an employment agreement with Rodney Cousens providing for Mr. Cousens’ employment as President and Chief Operating Officer of the international division of Acclaim and our subsidiaries which represents the business of Acclaim outside North America. Pursuant to Mr. Cousens’ agreement, AEL or Mr. Cousens may terminate the agreement by giving the other not less than six months’ prior written notice after January 2002, unless terminated earlier by AEL for cause. The agreement with Mr. Cousens provides for an annual base salary of UK£366,000 for the term of the agreement, subject to annual increases of not less than 10%.

If Mr. Cousens’ employment is terminated (other than a termination for cause) within one year after the occurrence of a change in control of the Company or if Mr. Cousens terminates his employment agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years’ base salary and (ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment.

In the event Mr. Cousens’ employment is terminated by him after the occurrence of a change in control of the Company and a change in the circumstances of his employment, all options previously granted to Mr. Cousens shall vest and become immediately exercisable.

Acclaim has an employment agreement with Edmond P. Sanctis providing for Mr. Sanctis’s employment as President and Chief Operating Officer of Acclaim’s North America division, for a term expiring in December 2003. The agreement with Mr. Sanctis provides for an annual base salary of $500,000 for the term of the agreement. In addition, the agreement provides for annual bonuses in an amount up to 100% of Mr. Sanctis’s then base salary subject to the achievement by Acclaim and Mr. Sanctis of certain financial goals established by Acclaim. The agreement also provides that Acclaim shall advance to Mr. Sanctis the sum of $300,000, which amount has been advanced by us, in connection with the purchase of a principal residence (see “Certain Relationships and Related Transactions”), which loan, which carries an interest rate of 6% per annum, being secured by a mortgage on said property.

If Mr. Sanctis’s employment is terminated (i) by him after the occurrence of a change in control of the Company and within one year thereafter there is a change in the circumstances of his employment, (ii) by him if Acclaim breaches a material term of the agreement, or (iii) by Acclaim other than for cause, Mr. Sanctis would be entitled to receive severance benefits in an amount equal to one year’s base salary, as well as any unpaid salary or benefits accrued through the date of termination. In addition, if Mr. Sanctis’s employment is terminated for one of the reasons set forth above, options previously granted to him would become exercisable in varying percentages and for varying durations, dependent upon the length of Mr. Sanctis’s employment with Acclaim.

Acclaim has an employment agreement with Gerard F. Agoglia providing for Mr. Agoglia’s employment as Executive Vice President and Chief Financial Officer for a term expiring in August 2003 (but which renews annually without written notice by the Company or Mr. Agoglia, as the case may be). The agreement with Mr. Agoglia provides for an annual base salary of $350,000 for the term of the agreement. In addition, the agreement provides for an initial signing bonus to Mr. Agoglia of $50,000 and annual bonuses in an amount up to 100% of Mr. Agoglia’s then base salary subject to the achievement by Acclaim and Mr. Agoglia of certain financial goals established by Acclaim; provided, however, that the annual bonus for the first year of employment shall not be less than $175,000, half of which was payable upon commencement of his employment and the balance of which was paid six months after his commencement date.

If Mr. Agoglia’s employment is terminated (i) by him after the occurrence of a change in control of the Company and within one year thereafter there is a change in the circumstances of his employment, (ii) by him if

Acclaim breaches a material term of the agreement, or (iii) by Acclaim other than for cause, Mr. Agoglia would be entitled to receive severance benefits in an amount equal to one year’s base salary, as well as any unpaid salary or benefits accrued through the date of termination. In addition, if Mr. Agoglia’s employment is terminated for one of the reasons set forth above, options previously granted to him would become immediately vested and exercisable for a period of 180 days from termination.

Each of the employment agreements described above prohibits disclosure of proprietary and confidential information regarding Acclaim (including AEL in the case of Mr. Cousens) and its business to anyone outside Acclaim both during and subsequent to employment. In addition, the employees agree, for the duration of their employment with Acclaim and for one year thereafter, not to engage in any competitive business activity (in the case of Mr. Cousens, for three months thereafter), nor to persuade or attempt to persuade any customer, software developer, licensor, employee or other party with whom Acclaim has a business relationship to sever its ties with the Company or reduce the extent of its relationship with Acclaim (in the case of Mr. Cousens, for six months thereafter).

BENEFIT PLANS

Acclaim does not have a pension plan. For information with respect to options granted to our Named Executive Officers of Acclaim under our 1998 Stock Incentive Plan, see “Option Grants in Last Fiscal Year” above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no interlocks or insider participation (as defined in the proxy regulations promulgated by the Securities and Exchange Commission) between the Board of Directors or the Compensation Committee thereof and the board of directors or compensation committees of any other company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of four non-employee Directors. Each Director is independent as required under the applicable listing requirements of the Nasdaq Stock Market with the exception of Mr. Scibelli (who received compensation from Acclaim in connection with his investment banking services in several financing transactions during our 2001 fiscal year, but who pursuant to Nasdaq rules was authorized by the Board to serve on the Audit Committee given his extensive knowledge of Acclaim’s operations and industry and extensive background in finance). See “Certain Relationships and Related Transactions.” The Audit Committee operates under a written charter.

Primary responsibility for the preparation, presentation and integrity of Acclaim’s financial statements lies with its senior management. Acclaim’s independent auditors are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States of America. The function of the Audit Committee is to assist our Board of Directors in its oversight responsibilities relating to our accounting policies, internal controls and financial reporting.

The Audit Committee reviews our annual financial statements prior to submission to the Securities and Exchange Commission; reviews quarterly financial statements prior to earnings releases; reviews and evaluates the performance of our independent accountants; consults with our independent accountants regarding internal controls and accuracy of our financial statements; recommends to the Board of Directors the selection of our independent accountants; and assesses the independence of our independent accountants.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered whether the provision of non-audit services to the Company by KPMG LLP and the employment of former KPMG LLP employees by the Company is compatible with maintaining the independence of KPMG LLP. In addition the Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Additionally, the Audit Committee has discussed with management and our independent accountants the scope of the audit, our critical accounting policies, and our financial statements. On the basis of the reviews and discussions mentioned, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10K for the year ended August 31, 2002 for filing with the SEC. Also based on these reviews, as well as an assessment of the past performance and the key engagement partners at KPMG LLP, the Audit Committee recommended that KPMG LLP be reappointed as Acclaim’s independent auditors for the 2003 fiscal year.

Audit Committee (2002)

James Scibelli             Kenneth L. Coleman             Robert Groman             Michael Tannen

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is charged with determining compensation packages for our Chief Executive Officer and the Senior Executive Vice President and administering our 1998 Employee Purchase Plan, 1998 Option Plan, 1998 Stock Incentive Plan and our 1995 Restricted Stock Plan. The Compensation Committee is also responsible for determining, based on recommendations made by our Chief Executive Officer and Senior Executive Vice President, compensation packages for our other executive officers.

The Compensation Committee recognizes the critical role that the current executive officers have played in our Company. Further, the Compensation Committee recognizes that the services of these same executive officers are crucial to continued success. Therefore, the primary objective of each executive’s compensation package is to provide a remuneration opportunity that will motivate and retain our key executives in order to further ensure future success.

Based on this belief, the Compensation Committee adopted the following basic principles for compensating the executive, management and employee group:

•	the current key executive team must be kept intact;

•	compensation plans should reward individual and corporate achievement; and

•	short- and long-term incentives must be effectively balanced to satisfy both our short- and long-term needs.

Periodically, the Compensation Committee reviews our financial performance and the related executive pay levels of a select group of companies in the media and entertainment industries. It is the goal of the Compensation Committee that salaries for our top executives be in the 50th to 75th percentile range. If warranted by our profitability, the Compensation Committee believes that executives should have an opportunity to exceed the 75th percentile. To date, the effective mixing of annual bonuses based on pre-tax profits and stock options has contributed significantly to the retention and motivation of our executive team.

The Compensation Committee is also aware that, with the convergence of various segments of the telecommunications, consumer electronics/computer, media and entertainment industries and the growth of interactive technologies, a number of large telecommunications, consumer electronics/computer, media and entertainment companies have entered or are actively considering entering our market. Based on the potential opportunities in the growing multi-media market, these organizations have the incentives and ability to make a substantial investment in our line of business. To penetrate this market quickly, it would be necessary for them to recruit experienced key executives. Considering the limited pool of executives with the necessary experience, the Compensation Committee is concerned that our current executives would be sought after by such competitors.

In order to assess the risk of potential competing pay packages that may be offered to our key executives by large telecommunications, consumer electronics/computer, media and entertainment companies, the Compensation Committee utilized the results from previously conducted research regarding compensation practices at a select group of these companies.

Based on the results of such research and the Compensation Committee’s own knowledge of compensation packages for comparable positions at other companies, both public and private, the Compensation Committee devised pay packages that consist of three components, each designed to achieve a distinctive objective:

Base Salary provides regular compensation for services rendered at a sufficient level to retain and motivate its executive officers.

Annual Bonus provides an incentive and reward for short-term financial success. For the top two executives, annual bonuses are based solely on our net pre-tax profits. This eliminates the Compensation Committee’s discretion in determining annual bonuses. Generally, for all other employees, annual bonuses are determined based on the recommendation of our Co-Chairmen and are based primarily on our performance, the individuals performance, the performance of the group or division in which the individual works, as well as other relevant factors.

Stock Options have been and continue to be an integral part of the pay package of our executives and employees. Options have substantially kept our key management team in place since our inception and have provided a unique compensation opportunity. The Compensation Committee believes that stock options, which are designed to focus attention on stock values, are the most effective way of aligning the long-term interests of executives, managers and employees with those of our stockholders. Options are customarily granted at prices equal to the fair market value at the date of the grant, are not exercisable until the first anniversary of the date of the grant and do not become fully exercisable until the third anniversary of the date of the grant. Options generally remain exercisable during employment until the tenth anniversary of the date of grant, which provides executives an incentive to increase stockholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years. Options are generally granted to our Co-Chairmen by the Compensation Committee and to our other executive officers and employees by the Compensation Committee, based on the recommendation of our Co-Chairmen. During fiscal 2002, the following grants of options were made to certain named executive officers: (i) options to purchase 135,000 shares of common stock were granted to John Ma, (ii) options to purchase 135,000 shares of common stock were granted to Gerard Agoglia, (iii) options to purchase 175,000 shares of common stock were granted to Rodney Cousens, (iv) options to purchase an aggregate of 600,000 shares of common stock were granted to Edmond Sanctis, (v) an option to purchase 200,000 shares of common stock was granted to James Scoroposki, and (vi) an option to purchase 200,000 shares of common stock was granted to Gregory Fischbach. No other options were granted to named executive officers.

The Company is subject to Section 162(m) of the Code, which limits the deductibility of certain compensation payments to its executive officers for Federal income tax purposes. The limit, which applies to a company’s chief executive officer and the four other most highly compensated executive officers, is $1 million (the “Deductibility Limit”), subject to certain exceptions. The exceptions include the general exclusion of performance-based compensation from the calculation of an executive officer’s compensation for purposes of determining whether his or her compensation exceeds the Deductibility Limit. We do not have a policy requiring the Compensation Committee to qualify all compensation for deductibility under this provision. The Compensation Committee’s current view is that any non-deductible amounts will be immaterial to our financial or tax position, and that we derive substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Compensation Committee does consider the net cost to us in making all compensation decisions and will continue to evaluate the impact of this provision on our compensation programs. While we generally do not expect to pay our executive officers compensation in excess of the Deductibility Limit, the Compensation Committee also recognizes that in certain instances it may be in our interest to provide compensation that is not fully deductible.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The Compensation Committee and the Board of Directors recognize the unique skills and experience of our Chief Executive Officer. The goal of the Compensation Committee in developing a pay package for our Chief Executive Officer was to provide a significant incentive to motivate and retain his services for a significant term. The current agreement with our Chief Executive Officer, which expires in August 2003, provides:

Base Salary.    Base salary of $775,000 per year with no increase in base salary provided during the term of the agreement. Increases in compensation will come solely as a result of increases in our pre-tax profits and increases in stock market prices as described below.

Annual Bonus.    An annual bonus of 3.25% of net pre-tax profits, if any, will be paid to our Chief Executive Officer. The Compensation Committee believes that the bonus structure provides our Chief Executive Officer with sufficient incentive.

Stock Options.    Stock option grants are determined annually and options will generally vest equally over a three-year period. In fiscal 2002, our Chief Executive Officer received an option to purchase 200,000 shares of our common stock. Under the 1998 Plan, in no event will the Chief Executive Officer receive options to purchase more than 400,000 shares in any single calendar year.

Unlike most large media and entertainment companies, no pension plan is provided for the Company’s executives. The Compensation Committee believes that these programs at other companies are substantial. It believes, however, that compensation is more effectively used by the application of the components described above.

In setting the above compensation package a number of factors were considered, including:

•	the total return to our stockholders as compared to competitor companies during the five years prior to the execution of the employment agreement;

•	the unique skills and experience of the Chief Executive Officer;

•	total compensation of key executives at a select group of entertainment and media companies; and

•	the importance of the Chief Executive Officer to our success and the need to provide him with a significant incentive to motivate and retain his services for a five-year period.

Compensation Committee (2002)

Kenneth L. Coleman             James Scibelli             Michael Tannen

PERFORMANCE GRAPH

The following performance graph is a line graph comparing the yearly change in the cumulative total stockholder return on the common stock against the cumulative return of The Nasdaq Stock Market (U.S. Companies) Index and the Dow Jones Entertainment and Leisure-Recreational Products and Services Index for the five fiscal years ended August 31, 2002.

Value of $100 invested over five years:

Acclaim Entertainment, Inc. common stock	$68.75

The Nasdaq Stock Market (U.S. Companies) Index	$84.14

Dow Jones Entertainment and Leisure-Recreational Products and Services Index	$89.94

SELECTION OF INDEPENDENT AUDITORS

At the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP to serve as independent auditors of the Company for its fiscal year ending August 31, 2003. Although stockholder ratification of the Board of Directors’ action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of its independent auditors and, if the stockholders disapprove of the selection, intends to consider the selection of other independent auditors for the current fiscal year.

Representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

We incurred fees charged by KPMG LLP for the fiscal year ended August 31, 2002 of:

•	$515,000 related to the fiscal 2002 annual audit and quarterly reviews of our financial statements and

•	$632,072 related to preparation of tax reports, reviews of filings with the Securities and Exchange Commission and other management advisory services.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining the independence of KPMG LLP. Additionally, our Audit Committee has approved the engagement of KPMG as our auditors for our 2003 fiscal year.

All of the work performed by KPMG LLP on the audit of annual financial statements for fiscal year 2002 was performed by persons employed by KPMG LLP on a full-time basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. James Scoroposki, one of our officers, director and principal, is the sole stockholder, a director and president of a sales representative organization selling interactive entertainment software. Such sales representative organization acts as one of our sales representatives, receives commissions from us with respect to interactive entertainment software sold by us and will continue to do so during fiscal 2003. For the fiscal year ended August 31, 2002, the commissions incurred by us to such sales representative organization amounted to approximately $535,000. The agreement between us and such sales representative organization are on terms that are at least as favorable to us as we could have obtained from unaffiliated third parties. We have been advised by Mr. Scoroposki that the sales representative organization derives most of its revenue from parties other than us.

The firm of Fischbach, Perlstein & Lieberman LLP, of which Bernard J. Fischbach, one of our directors, is a partner, performs legal services for us and will continue to do so for fiscal 2003. For the fiscal year ended August 31, 2002, fees incurred by us for said services amounted to $599,026.

The firm of Groman, Ross & Tisman, P.C., of which Robert Groman, one of our directors, is president and a stockholder, performed legal services for us in fiscal year 2002, but will no longer continue to do so in the future. For the fiscal year ended August 31, 2002, fees incurred by us for said services amounted to $45,066.

In February 2002, in connection with the employment agreement of Edmond Sanctis, our President and Chief Operating Officer of North America, we loaned Mr. Sanctis $300,000 under a promissory note for the purpose of purchasing a new residence. The promissory note bears interest at a rate of 6.00% per annum, which amount is due by December 31st of each year the promissory note remains outstanding. We have secured the promissory note with a second deed of trust, for which we are the beneficiary, on the real property upon which the new residence is situated. Mr. Sanctis must repay the promissory note on the earlier to occur of the sale of the new residence or June 28, 2004. If we terminate the employment agreement without cause prior to June 28, 2004, we would forgive repayment of the promissory note. As of August 31, 2002, the principal balance outstanding under the loan was $300,000, and the accrued interest was $9,000.

In March 2001, our lead lender entered into participation agreements with certain investors under and pursuant to the terms of the revolving credit and security agreement between Acclaim and the lender. Following the participation, the lender advanced $9.5 million to Acclaim pursuant to the revolving credit and security agreement for working capital purposes. As an inducement to the investors to effect the participation, Acclaim issued to the investors five-year warrants to purchase up to an aggregate of 2,375,000 shares of common stock of exercisable at an initial price of $1.25 per share. Separate entities owned by each of Gregory Fischbach and James Scoroposki, officers and directors of the Company, received warrants to purchase 625,000 shares of our common stock of in connection with the pro rata allocation of their $2.5 million investment in the participation. James Scibelli, one of our four Directors, received warrants to purchase 125,000 shares of common stock in connection with the pro rata allocation of his $500,000 investment in the participation.

In October 2001, we issued a total of 1,125,000 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $3.00 per share. For the shares we issued, we received cash of $23,000 for their par value and two promissory notes totaling $3,352,000 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest are due and payable on the earlier of (i) August 31, 2003 and (ii) to the extent of the proceeds of any warrant share sale, the third business day following the date upon which the respective executive sells any or all of the warrant shares. The terms and provisions of the notes will not be materially modified or amended, nor will the term be extended or renewed. The notes provide us full recourse against the officers’ assets. The notes bear interest at our primary lender’s prime rate plus 1.50% per annum. Interest on the notes is $202,000 as of August 31, 2002.

In July 2001, we issued a total of 1,500,000 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $2.42 per share. For the shares issued, we received cash of $30,000 for their par value and two promissory notes totaling $3,595,000 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest are due and payable on the earlier of (i) August 31, 2003 and (ii) to the extent of the proceeds of any warrant share sale, the third business day following the date upon which the respective executive sells any or all of the warrant shares. The terms and provisions of the notes will not be materially modified or amended, nor will the term be extended or renewed. The notes provide us full recourse against the officers’ assets. The notes bear interest at our primary lender’s prime rate plus 1.50% per annum. Interest on the notes is $293,000 as of August 31, 2002.

In October 2001, Acclaim issued to each of Gregory Fischbach and James Scoroposki a warrant to purchase 625,000 shares of our common stock at an exercise price of $2.88 per share, in consideration for Messrs. G. Fischbach and Scoroposki personally pledging to Acclaim’s primary lender shares of their common stock valued at $5 million in the aggregate to partially secure an overadvance to the Company under our revolving credit and security agreement with our primary lender. The warrants may be exercised at any time between April 2, 2002 and April 2, 2012.

In fiscal 1998, Acclaim loaned $200,000 to Rodney Cousens. The loan, which was made before Mr. Cousens became an executive officer of Acclaim, is outstanding in full and bears interest at our primary lender’s prime rate plus 1.00% per annum and must be repaid in April 2003. The due date for the repayment of principal and interest on the note may not be extended under any circumstance. The balance outstanding under the loan was $262,000 as of August 31, 2002, including accrued interest of $62,000.

STOCKHOLDER PROPOSALS

Any of our eligible stockholders who wish to submit a proposal for action at our next annual meeting of stockholders and desires that such proposal be considered for inclusion in our proxy statement and form of proxy relating to such meeting must provide a written copy of the proposal to us at our principal executive offices not later than August 20, 2003, and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals.

The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by an eligible stockholder for action at our next annual meeting of stockholders, but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us at our principal executive office not later than November 3, 2003, and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied. Stockholders proposals should be addressed to our Secretary at the address set forth below.

MISCELLANEOUS

The Board of Directors does not intend to present and knows of no others who intend, nor has it received timely notice of any stockholder’s intention, to present at the meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.

Copies of our 2002 Annual Report on Form 10-K are being mailed to our stockholders simultaneously with this Proxy Statement.

By order of the Board of Directors,

JAMES R.SCOROPOSKI
Secretary

One Acclaim Plaza
Glen Cove, New York
December 16, 2002

ADDENDUM I

As amended November 20, 2002

ACCLAIM ENTERTAINMENT, INC. (“ACCLAIM”)
AUDIT COMMITTEE CHARTER

Statement of Policy

The Audit Committee is a standing committee of the Board of Directors (the “Board”) of Acclaim. The Audit Committee shall provide assistance to the members of the Board in fulfilling the Board’s oversight functions relating to the quality and integrity of Acclaim’s financial reports, monitor Acclaim’s financial reporting process and internal control system, fulfill their responsibilities to the stockholders, potential stockholders and the investment community, and perform such other activities consistent with this Charter and Acclaim’s By-laws as the Committee or the Board deems appropriate. It shall have such functions as are provided by NASDAQ, the Securities and Exchange Commission and the federal securities laws. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors and the financial management of Acclaim.

Membership

The Audit Committee shall be comprised of three or more directors, none of whom shall be an employee of Acclaim and each of whom shall be independent directors. For purposes of the Audit Committee an independent director shall be one who (a) is not now and has not been employed by Acclaim or an affiliate within the last three years; (b) has not, in the past three years, accepted more than $60,000 per year in compensatory, advisory or other compensatory fees, including political contributions, from Acclaim, other than in such director’s capacity as a member of the Board of Directors or a committee thereof, and does not have a family member who has received more than $60,000 in such fees or other compensation; (c) has not been employed by or a partner of Acclaim’s independent auditors and worked on Acclaim’s audit engagement in the past three years; (d) is not the executive officer of a charity to which Acclaim has made payments equal to the greater of $200,000 or five percent of either Acclaim’s or the charity’s gross revenues; (e) is not a relative of any executive officer of Acclaim or its affiliates; (g) is not the holder of twenty percent or more of Acclaim’s voting securities; and (h) is not, and has not been for the past three years, employed as an executive of another entity on whose compensation committee an executive of Acclaim serves. In addition members of the Audit Committee shall meet the independence requirements of NASDAQ and the Securities Exchange Act of 1934 (the “Exchange Act”) in effect from time to time, and in the event of any conflict between the foregoing standards and NASDAQ, the standards of NASDAQ shall govern the composition of the Audit Committee. All members of the Committee shall be financially literate, and at least one member shall be a “financial expert” as such term shall be defined by rules promulgated by the Securities and Exchange Commission.

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual organizational meeting or until their respective successors shall be duly elected and qualified.

Meetings

The Audit Committee shall meet at least three times annually, once to review the audit plan of the internal auditors, once to review the audit plan of the outside auditors, and once to review the post-audit findings of the outside auditors. A quorum for these meetings shall be a majority of the members.

The Audit Committee shall also meet at least three times annually to confer with the outside auditors and management to review Acclaim’s interim financial statements and reports prior to the public announcement of financial results and the filing of the reports with the Securities and Exchange Commission. A quorum for these meetings shall be one of the members.

The Audit Committee may also hold any special meetings as may be called by the Chairman of the Audit Committee or at the request of outside auditors or the internal auditing staff or management. Members of senior management, the outside auditors or others may attend meetings of the Audit Committee at the invitation of the Audit Committee and shall provide pertinent information as necessary. The Audit Committee shall meet with the outside auditors, the internal auditing staff and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

The Chairman of the Audit Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Audit Committee members prior to each meeting. The Chairman will also cause minutes of each meeting to be prepared and circulated to the Committee Members. The Audit Committee may meet via telephone conference calls.

The Committee shall report regularly to the Board as to its activities.

Relationship With Outside Auditors

The outside auditors are ultimately accountable to the Board and the Audit Committee, as representatives of Acclaim’s shareholders, but shall report directly to the Audit Committee. The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the outside auditors (including resolution of disagreements between management of Acclaim and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. All auditing services and non-audit services provided to Acclaim by the outside auditors shall be preapproved by the Audit Committee in accordance with such rules or limitations the Audit Committee adopts. The Audit Committee may delegate, subject to any rules or limitations it may deem appropriate, to one or more designated members of the Audit Committee the authority to grant such preapprovals; provided, however, that the decisions of any member to whom authority is so delegated to preapprove an activity shall be presented to the full Audit Committee at its next scheduled meeting.

Scope of Powers and Functions

The Audit Committee’s primary functions are to:

Documents/Reports Review

1.  Review and assess the adequacy of this Charter at least annually.

2.  Discuss all public announcements of financial results and quarterly and annual financial statements and reports prior to any filing with the Securities and Exchange Commission or any release to the public or investors.

3.  Recommend to the Board that the audited financial statements be included in Acclaim’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

Outside Auditors

4.  Approve the appointment and compensation of the outside auditors prior to any engagement.

5.  Review all relationships the outside auditors have with Acclaim to determine their independence and obtain and review a report from the outside auditors concerning the auditors’ internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. The outside auditors shall annually provide to the Audit Committee a written statement delineating all such relationships.

6.  Review the annual audit plan of the outside auditors and evaluate their performance.

7.  Review the experience and qualifications of the senior members of the outside auditors team.

8.  Obtain and review a report from the outside auditors at least annually as to (a) all critical accounting policies to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of Acclaim, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the outside auditors, and (c) other material written communications between the outside auditors and management of Acclaim, including management letters and schedules of unadjusted differences.

9.  Require the rotation of the lead audit partner on a regular basis in accordance with the requirements of the Exchange Act.

10.  Review Acclaim’s hiring of employees or former employees of the outside auditors who participated in any capacity in the audits of Acclaim.

11.  Receive from the firm of independent auditors periodic written reports, consistent with Independence Standards Board Standard No. 1, regarding relationships between the firm and its related entities and Acclaim and the firm’s independence, discuss such reports with the firm, and, if deemed appropriate by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the firm’s independence.

Financial Reporting Processes

12.  Consult with the outside auditors concerning the completeness and accuracy of Acclaim’s financial statements.

13.  Consult with the outside auditors concerning the quality of Acclaim’s accounting principles as applied in its financial statements and reporting.

14.  Review any significant judgments made in management’s preparation of the financial statements and the view of the outside auditors as to the appropriateness of such judgments.

15.  Review any significant difficulties encountered during the course of the audit or review, including any restrictions on the scope of the outside auditors’ work or access to reviewed information.

16.  Review any disagreements between management and the outside auditors in connection with any public announcements of financial results and quarterly and annual financial statements and reports.

17.  Review changes to Acclaim’s accounting principles as recommended by the outside auditors or management.

18.  Review with the outside auditors and internal audit staff the adequacy of Acclaim’s system of internal controls and disclosure controls and procedures, including computerized information system controls and security, and any related significant findings and recommendations of the outside auditors, together with management’s responses thereto.

19.  Review periodically with Acclaim’s general counsel, legal and regulatory matters that could have a significant effect on Acclaim’s financial statements.

20.  Discuss with management and the outside auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on Acclaim’s financial statements.

Internal Audit Functions

21.  Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present.

22.  Review with the independent auditors, Acclaim’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and obtain any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are preferable.

Other

23.  Periodically review Acclaim’s and its officers and directors compliance with its Conflicts of Interest policy.

24.  Review the internal audit department’s annual audit plan, organization structure and staff qualifications.

25.  Establish procedures for (a) the receipt, retention, and treatment of complaints received by Acclaim regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of Acclaim of concerns regarding questionable accounting or auditing matters.

26.  Discuss Acclaim’s policies with respect to risk assessment and risk management.

27.  Perform an annual evaluation of the Audit Committee.

28.  Investigate any other matter brought to its attention within the scope of its duties which it deems appropriate for investigation.

29.  Prepare the report required by the rules of the Securities and Exchange Commission to be included in Acclaim’s annual proxy statement;

30.  Report to the Board such matters as: conflicts of interest; insider stock transactions; the use of Acclaim funds for payment of illegal political contributions, bribes, or other unauthorized or illegal payments; and any other questionable business practices that come to its attention (including violations of Acclaim’s Code of Conduct and International Policies);

31.  Prepare annually a written report to the full Board summarizing its activities, conclusions, and recommendations relating to the past fiscal year, and present the Board with the Audit Committee’s agenda for the coming fiscal year; and

The Audit Committee shall have such other functions as are provided by NASDAQ, the Securities and Exchange Commission and the federal securities laws.

The Audit Committee shall have the authority to engage and determine funding for outside legal, accounting or other advisors as it determines necessary to carry out its functions.

Limitation of Audit Committee’s Role

Acclaim’s management has the primary responsibility for the financial statements and the reporting process, including Acclaim’s system of internal controls and disclosure controls and procedures. The outside auditors audit Acclaim’s financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of Acclaim and (ii) the audits of the financial statements of Acclaim on behalf of the Board of Directors.

While the Audit Committee has the functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Acclaim’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. The responsibility to plan and conduct audits is that of the outside auditors. Acclaim’s management has the responsibility to determine that Acclaim’s disclosures and financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is also not the duty of the Audit Committee to assure Acclaim’s compliance with laws and regulations or compliance with Acclaim’s code of ethical conduct. The primary responsibility for these matters rests with Acclaim’s management.

ADMINISTRATIVE

The Audit Committee will keep regular minutes of its meetings and periodically report the same to the Board. In consultation with senior management, the chair of the Audit Committee may in his discretion review the proposed agenda for each Audit Committee meeting and propose changes to such agenda if circumstances warrant. Information and data important to the Audit Committee’s understanding of the business to be conducted at each meeting will be distributed in writing sufficiently in advance of the meeting. The Chairman of the Audit Committee will appoint a Secretary at each meeting who will keep the Audit Committee’s minutes and/or reports with a copy (i) retained at the headquarters of Acclaim and (ii) delivered to Acclaim’s corporate legal counsel.

APPROVAL

The members of the Audit Committee hereby approve this charter, as amended, for the Audit Committee of Acclaim.

Signed by:	/S/ KENNETH COLEMAN Kenneth L. Coleman	Dated: November 20, 2002

Signed by:	/S/ ROBERT H. GROMAN Robert H. Groman	Dated: November 20, 2002

Signed by:	/S/ JAMES SCIBELLI James Scibelli	Dated: November 20, 2002

Signed by:	/S/ MICHAEL TANNEN Michael Tannen	Dated: November 20, 2002

ADDENDUM II

ACCLAIM ENTERTAINMENT, INC (“ACCLAIM”)
COMPENSATION COMMITTEE CHARTER

Statement of Policy

The Compensation Committee is a standing committee of the Board of Directors (the “Board”) of Acclaim. The purpose of the Compensation Committee is (a) to discharge the Board’s responsibilities relating to all forms of compensation of Acclaim executives, and (b) to produce an annual report on executive compensation for inclusion in Acclaim’s proxy statement.

Membership

The Compensation Committee shall be composed entirely of independent directors. For purposes of the Compensation Committee, an independent director shall be one who (a) is not and has not been employed by Acclaim or an affiliate within the last three years; (b) has not, in the past three years, accepted more than $60,000 per year in compensatory, advisory or other compensatory fees, including political contributions, from Acclaim, other than in such director’s capacity as a member of the Board or a committee thereof, and does not have a family member who has received more than $60,000 in such fees or other compensation; (c) has not been employed by or a partner of Acclaim’s independent auditors and worked on Acclaim’s audit engagement in the past three years; (d) is not an executive officer of a charity to which Acclaim has made payments equal to the greater of $200,000 or five percent of either Acclaim’s or the charity’s gross revenues; (e) is not a family member of an individual who has been an executive officer of Acclaim or its affiliates in any of the past three years; (f) is not the holder of twenty percent or more of Acclaim’s voting securities; and (g) is not, and has not been for the past three years, employed as an executive of another entity on whose compensation committee an executive of Acclaim serves. A single non-independent director, who is not an officer, may serve on the Compensation Committee for two years, pursuant to the “exceptional and limited circumstances” exception provided by NASDAQ listing standards. In addition to the foregoing, the members of the Compensation Committee shall meet the independence requirements that shall from time to time be promulgated by NASDAQ, and to the extent of any conflict between the foregoing standards and NASDAQ, the standards of NASDAQ shall govern the composition of the Compensation Committee. At least two members of the Compensation Committee shall be “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and “outside directors” as defined in Section 162(m) of the Internal Revenue Code.

Scope of Powers and Functions

The Compensation Committee shall have such powers and functions as may be assigned to it by the Board or the Corporate Governance/Nominating Committee from time to time; however, such functions shall, at a minimum, include the following, as well as any functions as shall be required of compensation committees by NASDAQ:

•
to review and approve corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, and evaluate the CEO’s performance in light of those goals and objectives, and to set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee should consider Acclaim’s performance and relative shareholder return, the value of similar incentive awards to CEO’s at comparable companies, and the awards given to Acclaim’s CEO in prior years;

•
to review and approve corporate goals and objectives relevant to senior executive compensation, evaluate senior executive performance in light of those goals and objectives, and to set the senior executive compensation levels based on this evaluation;

II-1

•	to make recommendations to the Board with respect to incentive compensation plans and equity-based plans, including without limitation Acclaim’s stock option plans;

•	to administer Acclaim’s stock option plans and grant stock options or other awards pursuant to such plans; and

•	to evaluate its own performance at least annually and report on such performance to the Board and the Corporate Governance/Nominating Committee.

In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant or consulting firm to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee may also, at its discretion, engage outside legal counsel or other advisers as it deems necessary to carry out its functions.

Administrative

The Compensation Committee shall meet at least once per year and shall hold any additional meetings as may be called by the Chairman of the Compensation Committee or Acclaim’s management. Members of senior management or others may attend meetings of the Compensation Committee at the invitation of the Compensation Committee and shall provide pertinent information as necessary. The Chairman of the Compensation Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Compensation Committee members prior to each meeting. The Chairman will also cause minutes of each meeting to be prepared and circulated to the Committee Members. The Compensation Committee may meet via telephone conference calls. A majority of the members of the Compensation Committee shall constitute a quorum for all purposes.

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ACCLAIM ENTERTAINMENT, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gregory E. Fischbach, James R. Scoroposki and Gerard F. Agoglia, or any of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (including all adjournments thereof) of Acclaim Entertainment, Inc. to be held on January 14, 2003 at 3:00 P.M., at the The Wyndham Wind Watch Hotel in Hauppauge, New York. The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	ELECTION OF DIRECTORS

☐  FOR all nominees                                 ☐  WITHHOLD AUTHORITY*
 to vote for all members

Nominees:  Gregory E. Fischbach, James R. Scoroposki, Kenneth L. Coleman, Bernard J. Fischbach, Robert H. Groman, James Scibelli and Michael L. Tannen.

*INSTRUCTION:  to withhold authority to vote for any individual nominee, strike through individual’s name.

2.	RATIFICATION of the appointment of KPMG LLP as independent auditors for the fiscal year ending August 31, 2003.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

3.	The proxy is authorized to transact such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR items 1 and 2, and in the discretion of said proxy, on any other matter which may come before the meeting or any adjournments thereof.

Dated:                                 ,

Print Name

Signature

NOTE:  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.